Exhibit 4(ww)

VARIABLE ANNUITY LIVING BENEFITS RIDER

Rider Date: [May 30, 2017]

Measuring Life Option: [Single]

Guaranteed Maximum Annual Rider Charge Rate:    [2.25%]

Initial Annual Rider Charge Rate:  [1.25%]

[Enhancement Rate: [5]%

Enhancement Period: [10] Years]

This optional Rider is made a part of the entire Contract to which it is attached.  Except as stated in this Rider, it is subject to all Provisions contained in the Contract.  Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Provision

Guaranteed Minimum Withdrawal Benefit (GMWB):  This Rider provides that the Owner may withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income (“GAI”), for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described in this Rider.  The GAI may change over time.

Additional Purchase Payment Restriction

Subject to the Maximum Income Base limit and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not exceed [$100,000] without prior Home Office approval. If the Contract Value is $0, then no additional Purchase Payments will be accepted.

Allocation Restriction

While this Rider is in effect, the [Fixed Account and/or] Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

DEFINITIONS

Annuitant is the natural person used to determine the benefits if the Measuring Life Option is Single.  The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint.  The Contract may only have one Annuitant.  The Annuitant may not be changed.

Benefit Year means each 12-month period starting with the Rider Date shown on Page 1 of this Rider and each Rider Date Anniversary thereafter.

Company refers to The Lincoln National Life Insurance Company.

[Enhancement Base is the value used to calculate the amount that may be added to the Income Base upon an Enhancement. If the Rider Date is the Contract Date, then the initial Enhancement Base will be equal to the initial Purchase Payment. If the Rider Date is after the Contract Date, then the initial Enhancement Base will be equal to the Contract Value on the Rider Date. The Enhancement Base will increase by the amount of any additional Purchase Payment and upon an Automatic Annual Step-Up. Upon each Excess Withdrawal, the Enhancement Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.  Upon an Enhancement, the Enhancement Base will not change.]

GOP Death Benefit is a Death Benefit that is the greater of (a) the Contract Value and (b) the sum of all Purchase Payments [minus Bonus Credits, if any,] minus all Death Benefit Reductions.

Measuring Life is a natural person used to determine the benefits under this Rider. Measuring Life includes any Annuitant, Owner, Joint Owner, and Secondary Life.

AR-600

Measuring Life Option indicates how many natural persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. The Measuring Life Option may not be changed after the Rider Date.

Purchase Payments, for the purpose of this Rider, mean the amounts paid into the Contract by the Owner [including Bonus Credits, if any, before deduction of any Sales Charges].

Rider Date Anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day. A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date.  If such day is not a Valuation Date, the charge will be deducted on the first Valuation Date following such calendar day.

Secondary Life means the second natural person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint.  The Secondary Life may not be changed.  The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract.

Systematic Required Minimum Distribution (RMD) means systematic installments withdrawn via the Company’s automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by the Company in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges [and/or Interest Adjustment/Market Value Adjustment].  Withdrawals are Conforming Withdrawals or Excess Withdrawals. [Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner or the Owner’s bank account, or to the original Annuitant or the original Annuitant’s bank account, if the Owner is a non-natural person, will be treated as an Excess Withdrawal.]

Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the GAI.  If the Owner receives only Systematic RMDs during a Benefit Year, all Systematic RMDs during that Benefit Year will be treated as Conforming Withdrawals.  However, if a Withdrawal other than Systematic RMDs occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic RMDs, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the GAI.

Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal.  If any Measuring Life is less than an attained age [55], all Withdrawals are Excess Withdrawals.

RIDER BENEFIT

Income Base

The Income Base is the value used to calculate the GAI and the Rider Charges.

Initial Income Base

If the Rider Date is the Contract Date, then the Initial Income Base will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the Initial Income Base will be equal to the Contract Value on the Rider Date.

Maximum Income Base

The Income Base is subject to a $[10,000,000] maximum of the combined Income Base (including any Guaranteed Amount) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life. If this maximum is exceeded, the Income Base (including any Guaranteed Amount) for each applicable annuity contract and annuity rider will be reduced proportionately so the combined Income Base (including any Guaranteed Amount) values do not exceed the maximum stated above.

Adjustment (to the Income Base) for Additional Purchase Payments

If an additional Purchase Payment is accepted, the Income Base will be increased to equal the additional Purchase Payment plus the Income Base immediately prior to receipt of the additional Purchase Payment.

Adjustment (to the Income Base) for Withdrawals

Upon each Excess Withdrawal, the Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value.  Upon each Conforming Withdrawal, the Income Base will not be reduced.

Adjustment (to the Income Base) on Rider Date Anniversary

On each Rider Date Anniversary, the Income Base may be increased by an [Enhancement or an] Automatic Annual Step-Up.

[If the Rider Charge rate is increased in connection with an increase to the Income Base, the Owner may decline the increase to the Income Base [and Enhancement Base] by Notice to the Company within 30 days of the effective date of the increase.  If the Owner does decline the increase, the Income Base [and Enhancement Base] will be the Income Base [and Enhancement Base] on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.  If the Owner does not decline the increase to the Income Base, the increase to the Income Base [and Enhancement Base] will be deemed accepted by the Owner.]

Automatic Annual Step-Up (of the Income Base)

Upon an Automatic Annual Step-Up, [the Income Base and Enhancement Base will each] be increased to an amount equal to the Contract Value.

On each Rider Date Anniversary, an Automatic Annual Step-Up will occur only if all the following conditions are satisfied:

(a)         all Measuring Lives as of that Valuation Date are under attained age [86], and

(b)         the Contract Value as of that Valuation Date is greater than the Income Base[, and

(c)          the Automatic Annual Step-Up would increase the Income Base at least as much as an Enhancement, if any, that may occur on such Rider Date Anniversary].

Upon an Automatic Annual Step-Up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

[Future Automatic Annual Step-Ups may occur after declining an Automatic Annual Step-Up.]

[Enhancement (to the Income Base)

On each Rider Date Anniversary, the Income Base will automatically be increased by an amount equal to the [Enhancement Base] less any Purchase Payments accepted in the preceding Benefit Year (except any Purchase Payment accepted within the first 90 days after the Rider Date) the result is then multiplied by the Enhancement Rate shown on page 1 of this Rider. The Enhancement will occur if all of the following conditions are satisfied:

(a)         the preceding Benefit Year is during the Enhancement Period, which begins on the Rider Date [and ends after the Enhancement Period shown on page 1 of this Rider has elapsed]; and

(b)         no Withdrawal occurred in the preceding Benefit Year; and

(c)          all Measuring Lives are under attained age [86]; and

(d)         the Enhancement would increase the Income Base more than an Automatic Annual Step-Up, if any, that may occur on such Rider Date Anniversary.

[After the initial Enhancement Period (which begins on the Rider Date and ends after the Enhancement Period shown on page 1 of this Rider), upon an Enhancement the Rider Charge rate may increase to the rate currently in effect, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.]

[Future Enhancements may occur after declining an Enhancement.]]

Guaranteed Annual Income (GAI) Amount

The GAI is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime(s) of all Measuring Lives. The GAI is available once all Measuring Lives are an attained age [55]. If the Measuring Life Option is Joint, the GAI available is based upon the attained age of the younger or surviving Measuring Life.

The GAI will change upon an Automatic Annual Step-Up, [an Enhancement], an additional Purchase Payment, upon an Excess Withdrawal or when the GAI is determined by GAI Rate Table B, as described below.

GAI Rate Tables

GAI Rate Table A

Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life	GAI Rate(1)	Age of Younger or Surviving Measuring Life	GAI Rate(1)
[55 - 58]	[4.0]%	[55 - 58]	[3.5]%
[59 - 64]	[5.0]%	[59 - 64]	[4.5]%
[65 -74]	[6.0]%	[65 - 74]	[5.5]%
[75 +]	[7.0]%	[75 +]	[6.50]%

GAI Rate Table B

Single Measuring Life Option		Joint Measuring Life Option
Age of Measuring Life	GAI Rate(1)	Age of Younger or Surviving Measuring Life	GAI Rate(1)
[55 - 58]	[3.0]%	[55 - 58]	[3.0]%
[59 - 64]	[3.0]%	[59 - 64]	[3.0]%
[65 -74]	[3.0]%	[65 - 74]	[3.0]%
[75 +]	[3.0]%	[75 +]	[3.0]%

(1)The GAI Rate will be based upon the attained age of the Measuring Life(s).

Determining the GAI

The GAI is determined by multiplying the Income Base by a GAI Rate from the applicable GAI Rate Table above, which varies by age and the Measuring Life Option as shown in the GAI Rate Tables. While the Contract Value is greater than $0, GAI Rate Table A is used to determine the GAI. GAI Rate Table B will be used to determine the GAI [once the Contract Value is reduced to $0 or when the GAI Annuity Payment Option is elected].

Upon the first Conforming Withdrawal, the GAI Rate used to calculate the GAI will be based upon the attained age of the Measuring Life as of the date of such Withdrawal. Thereafter, the GAI Rate may not change unless an Automatic Annual Step-Up occurs pursuant to the Adjustment (to the GAI) for an Automatic Annual Step-Up Provision below or as described within this Provision. If the Measuring Life Option is Joint, the GAI Rate will be based upon the attained age of the younger or surviving Measuring Life.  When GAI Rate Table B is used to determine the GAI, the GAI Rate will be based upon the later of (a) the attained age of the Measuring Life(s) as of the first Conforming Withdrawal; or (b) the attained age of the Measuring Life(s) as of the Valuation Date the GAI was last determined by GAI Rate Table A.

The GAI paid as determined by GAI Rate Table A may not exceed the remaining Contract Value in any Benefit Year. However, if the GAI paid in a Benefit Year [once the Contract Value is reduced to $0 or the GAI Annuity Payment Option is elected,] is less than the GAI determined by GAI Rate Table B, the difference between the GAI determined by GAI Rate Table B and the total GAI already paid in that Benefit Year will be payable as a Conforming Withdrawal for the remainder of the Benefit Year.

[In addition, the GAI Rate shown in GAI Rate Table B above will increase by [0.25%] if the Contract Value reduces to $0 on or after attained age [85] under Single Measuring Life Option and attained age [85] under the Joint Measuring Life Option (based upon the younger or surviving Measuring Life) ].

Adjustment (to the GAI) for Additional Purchase Payments

If an additional Purchase Payment is accepted, the GAI will be increased to equal the additional Purchase Payment times the GAI Rate used when the GAI was last determined plus the GAI immediately prior to receipt of the additional Purchase Payment.

Adjustment (to the GAI) for Excess Withdrawals

Upon each Excess Withdrawal, the GAI applicable to the next Benefit Year will decrease to equal the Income Base after the Excess Withdrawal times the GAI Rate used when the GAI was last determined.  If the Income Base after the Excess Withdrawal equals $0, this Rider and Contract will terminate.

Adjustment (to the GAI) for an Automatic Annual Step-Up

The GAI will increase upon an Automatic Annual Step-Up to equal the increased Income Base times the GAI Rate based upon the attained age of the Measuring Life as of the Valuation Date of the Automatic Annual Step-Up, which may result in a higher GAI Rate than when the GAI was last determined.  If the Measuring Life Option is Joint, the GAI Rate will be based upon the younger or surviving Measuring Life.

[If the Rider Charge rate is increased in connection with an Automatic Annual Step-Up, the Owner may decline the increase to the Income Base by Notice to the Company within 30 days of the effective date of the increase.  If the Owner does decline the increase, the GAI will be the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals, additional Purchase Payments and at the time the GAI Rate is determined by GAI Rate Table B as described in the Determining the GAI Provision above.]

[Adjustment (to the GAI) for an Enhancement

The GAI will increase upon an Enhancement to equal the increased Income Base times the GAI Rate used when the GAI was last determined.

[If the Rider Charge rate is increased in connection with an Enhancement, the Owner may decline the increase to the Income Base by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, the GAI will be the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals, additional Purchase Payments and at the time the GAI Rate is determined by GAI Rate Table B as described in the Determining the GAI Provision above.]]

Maximum GAI

The combined GAI (including any Maximum Annual Withdrawal amount, or “MAW”) for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life, is subject to a maximum of the GAI Rate times the Maximum Income Base.

Contract Value Reduces to $0

Even if the Contract Value declines to $0, as long as (a) the GAI is not $0; and (b) the Contract has not been surrendered or assigned for value, the GAI as calculated pursuant to the Determining the GAI Provision, will continue for the lifetime(s) of the Measuring Life(s).

The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid.  However, unless the currently effective Death Benefit option is the Account Value Death Benefit Option, [a final payment, if available, will be made under this Rider.  Such payment] shall be equal to (A) minus (B) minus (C), where:

(A)       is equal to the sum of all Purchase Payments [minus Bonus Credits, if applicable,] if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments [minus subsequent Bonus Credits, if applicable].

(B)       is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)       is the sum of all Conforming Withdrawals after the Valuation Date upon which the Contract Value reduces to $0.

GAI Annuity Payment Option

The GAI Annuity Payment Option may be irrevocably elected by the Owner upon Notice to the Company, provided the Contract has not been surrendered or assigned for value.  If elected, the Owner will receive payment equal to the GAI as calculated pursuant to the Determining the GAI Provision above, each Benefit Year for the lifetime(s) of all Measuring Lives.  The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If this GAI Annuity Payment Option is in effect, no Death Benefit will be paid.  However, if the Death Benefit option immediately prior to the Annuity Commencement Date was not the Account Value Death Benefit Option, [a final payment, if available, will be made under this Rider.  Such payment] shall be equal to (A) minus (B) minus (C), where:

(A)       is equal to the sum of all Purchase Payments [minus Bonus Credits, if applicable,] if the Rider Date is the Contract Date.  If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments [minus subsequent Bonus Credits, if applicable].

(B)       is the sum of all Final Payment Reductions prior to the GAI Annuity Payment Option Effective Date.  Final Payment Reductions are made whenever a Withdrawal occurs.  Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.  Upon Conforming Withdrawals, the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction.

(C)       is the sum of all Conforming Withdrawals on and after the GAI Annuity Payment Option Effective Date.

Effect of Death

Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate.  Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider under the Joint Measuring Life Option.  If so continued, the GAI will continue for the life of the surviving Measuring Life.  Upon the death of the surviving Measuring Life, this Rider will terminate.

[Waivers

Waiver of Contingent Deferred Sales Charge or CDSC / Surrender Charge or Premium Based Charge (if applicable)

No Contingent Deferred Sales Charge, CDSC/Surrender Charge, or Premium Based Charge will apply to Conforming Withdrawals.  Excess Withdrawals will be subject to any applicable Contingent Deferred Sales Charge, CDSC/Surrender Charge, or Premium Based Charge to the extent that the total amount of Withdrawals in the Contract Year exceeds the Free Withdrawal Amount for that year.]

RIDER CHARGE

The Initial Annual Rider Charge Rate shown on page 1 of this Rider is divided by four to calculate the initial quarterly Rider Charge rate.  The Rider Charge rate may change as described herein, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge rate shown on Page 1 of this Rider.

A quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date.

The amount of the quarterly Rider Charge is the quarterly Rider Charge rate multiplied by the Income Base prior to any Automatic Annual Step-Up [or Enhancement] on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted [from each Variable Subaccount [and Fixed Account] on a proportional basis].  A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider, except if this Contract is terminated due to death.

Any change to the Rider Charge rate will occur only on a Rider Date Anniversary.  The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date Anniversary of the change, subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

The Rider Charge rate will change due to an Automatic Annual Step-Up pursuant to the Automatic Annual Step-Up (of the Income Base) Provision, above. Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased.

[The Rider Charge rate may increase due to an Enhancement after the initial Enhancement Period pursuant to the Enhancement (of the Income Base) Provision, above.  Any Enhancement after the initial Enhancement Period may be declined if the Rider Charge rate increased.]

The Rider Charge rate may increase due to an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date anniversary, if the cumulative Purchase Payments received after the first Benefit Year equal or exceed the limit shown in the Additional Purchase Payment Restriction Provision, above.

[The Rider Charge rate will not increase due to an Enhancement during the initial Enhancement Period.]

GENERAL

GOP Death Benefit Amount

A GOP Death Benefit is provided under the [Guarantee of Principal (GOP), Enhanced Guaranteed Minimum Death Benefit (EGMDB) and Estate Enhancement Benefit (EEB) Death Benefit, one of] which may be applicable to the Contract as shown in the Contract Specifications.

This GOP Death Benefit Amount section does not apply if this Contract provides that all death benefits are reduced by the amount of all Withdrawals.  If the Contract includes a Death Benefit, including any Death Benefit Rider that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, and that such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:

The sum of all Purchase Payments, minus all Death Benefit Reductions [and any Bonus Credits].  Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals (a) prior to the Rider Date of the Variable Annuity Living Benefits Rider and (b) after the termination of the Variable Annuity Living Benefits Rider, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while the Variable Annuity Living Benefits Rider is in force:

(a)         upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction, and

(b)         upon Conforming Withdrawals, the reduction of the Contract Value due to the Conforming Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

Mortality and Expense Risk and Administrative Charge

While this Rider is in effect, the Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

Termination of this Rider

The Owner may terminate this Rider upon Notice to the Company any time after the [5th] Rider Date Anniversary.  This Rider will terminate upon the earliest of:

(a)             the date the Contract to which this Rider is attached terminates;

(b)             the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner;

(c)              the Annuity Commencement Date except under the GAI Annuity Payment Option;

(d)             the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint;

(e)              the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose; or

(f)               the date both the Income Base and GAI equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and charges within this Rider will terminate.  A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

The Lincoln National Life Insurance Company